EXHIBIT 99.1

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING EXTENDS MERGER END DATE

Wyomissing, Penn., (June 6, 2008) – Penn National Gaming, Inc. (PENN: Nasdaq) (the “Company”) announced today that it has, in accordance with the terms of the merger agreement providing for the acquisition of the Company by PNG Acquisition Company Inc. (“Parent”), an entity indirectly owned by certain funds managed by affiliates of Fortress Investment Group LLC (NYSE: FIG) (“Fortress”) and Centerbridge Partners, L.P. (“Centerbridge”), delivered a notice to Parent extending the end date of the merger agreement (the “End Date”) by 120 days, from June 15, 2008 to October 13, 2008.

On June 15, 2007, the Company announced that it had entered into a definitive agreement to be merged into an entity owned by Parent. Under the terms of the merger agreement, either party has the right to extend the End Date by 120 days by delivery of notice to the other if all of the conditions to the closing of the merger are or were capable of being satisfied on June 15, 2008 other than the condition relating to the receipt of gaming approvals. Since consideration of the merger remains pending before a number of state regulatory authorities, as more fully described below, the Company has concluded that the requisite regulatory approvals will not be obtained on or prior to June 15, 2008. The merger agreement further provides that the $67.00 per share merger consideration is to be increased $0.0149 per day, commencing June 15, 2008.

The timing of the closing is subject to obtaining certain regulatory approvals and satisfying other customary closing conditions; however, no assurance can be given whether or when such regulatory approvals may be obtained or such other customary closing conditions may be satisfied. At a special meeting of shareholders held on December 12, 2007, the Company’s shareholders approved the merger agreement. Also, in December 2007, the applicable waiting period under the Hart-Scott-Rodino Act expired without Fortress, Centerbridge or the Company receiving a second request for information.

Penn National Gaming, 6/6/08	page 2

The table below summarizes the status of the other regulatory approvals required to complete the transaction:

Regulatory Body	Status

Ohio State Racing Commission	11/07: Approved the merger

New Jersey Racing Commission	2/08: Approved the merger, subject to several customary conditions

West Virginia Lottery Commission	3/08: Approved the merger

West Virginia Racing Commission	5/08: Approved the merger

New Mexico Gaming Control Board	4/08: Approved the merger, subject to several customary conditions

New Mexico Racing Commission	4/08: Approved the merger

Pennsylvania State Horse Racing Commission	4/08: Approved the merger

Pennsylvania Gaming Control Board	5/08: Approved the merger

Mississippi Gaming Commission	4/08: Approved the merger

Iowa Racing and Gaming Commission	6/08: Approved the merger

Colorado Limited Gaming Control Commission	No approval of the transaction required prior to closing

Maine Gambling Control Board	No approval of the transaction required prior to closing

Maine Harness Racing Commission	Review Pending

Alcohol and Gaming Commission of Ontario	No approval of the transaction required prior to closing

Indiana Gaming Commission	Review Pending

Illinois Gaming Board	Review Pending

Missouri Gaming Commission	Review Pending

Louisiana Gaming Control Board	Review Pending

Florida Department of Business and Professional Regulation --	5/08: Approved financial aspects of the transaction (no prior approval of the merger required)
Division of Pari-Mutuel Wagering

About Penn National Gaming
Penn National Gaming owns and operates gaming and racing facilities with a focus on slot machine entertainment. The Company presently operates nineteen facilities in fifteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia, and Ontario. In aggregate, Penn National’s operated facilities feature over 25,000 slot machines, approximately 400 table games, over 1,730 hotel rooms and more than 900,000 square feet of gaming floor space.

About the Transaction
In connection with the proposed merger, Penn National Gaming filed a Definitive Proxy Statement and other documents with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the Definitive Proxy Statement and other documents filed by Penn National Gaming, Inc. at the SEC’s Web site at http://www.sec.gov.

Penn National Gaming, 6/6/08	page 3

The Definitive Proxy Statement and other such documents may also be obtained for free by directing such request to Penn National Gaming, Inc. Investor Relations, 825 Berkshire Boulevard, Wyomissing, PA 19610 or on the company’s website at www.pngaming.com.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary materially from expectations. Penn National Gaming describes certain of these risks and uncertainties in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007. Meaningful factors which could cause actual results to differ from expectations described in this press release include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement with Fortress and Centerbridge; the outcome of any legal proceedings that may be instituted against Penn National Gaming related to the merger agreement; the inability to complete the transaction due to the failure to satisfy other conditions to completion of the merger, including the receipt of all regulatory approvals related to the merger; risks that the pending transaction disrupts current plans and operations and the potential difficulties in key employee retention as a result of the transaction; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and lodging industries in particular; construction factors, including delays, increased costs for labor and materials; Fortress and Centerbridge's access to available and reasonable financing on a timely basis; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation. Furthermore, Penn National Gaming does not intend to update publicly any forward-looking statements except as required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

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